                           INDEMNIFICATION ESCROW AGREEMENT


         THIS INDEMNIFICATION ESCROW AGREEMENT (this "Agreement") is entered into as of the 28th day of April, 1995 by and among REALTY INCOME CORPORATION, a Delaware corporation ("Realty REIT"), R.I.C. ADVISOR, INC., a California corporation ("R.I.C. Advisor"), the shareholders of R.I.C. Advisor and CHEMICAL TRUST COMPANY OF CALIFORNIA, a California corporation, as escrow agent (the "Escrow Agent") hereunder.


                                 W I T N E S S E T H

         WHEREAS, Realty REIT, R.I.C. Advisor and the Shareholders have entered into an Agreement and Plan of Merger dated as of April 28, 1995 (the "Merger Agreement") pursuant to which R.I.C. Advisor will merge with and into Realty REIT ("the Merger");

         WHEREAS, pursuant to the Merger Agreement, the Shareholders are to receive as consideration in the Merger shares of Realty REIT's Common Stock, $1.00 par value (the "Shares");

         WHEREAS, in the Merger Agreement the Shareholders have agreed to indemnify and hold harmless Realty REIT from and against any losses from certain matters upon the terms and conditions provided in the Merger Agreement;

         WHEREAS, as security for (and not in lieu of) such indemnification obligations the parties have agreed that on the Closing Date (as defined in the Merger Agreement) the Shareholders will deposit 25% of the Shares (the "Indemnification Shares") with the Escrow Agent to be held and disbursed by the Escrow Agent in accordance with this Agreement, subject to the right of the respective Shareholders to withdraw a portion of such shares from escrow in the event that the total number of shares constituting the Share Consideration (as defined in the Merger Agreement) is reduced pursuant to Section 4.1 of the Merger Agreement;

         WHEREAS, as security for (and not in lieu of) such indemnification obligations the parties have agreed (i) that during the Escrow Period (as defined in the Merger Agreement) each Shareholder shall, within 20 days after the date that any Indemnification Shares (and cash, as the case may be) are delivered by the Escrow Agent to Realty REIT in payment of a claim for Damages (as defined in the Merger Agreement), deposit (the "Top Up") an amount in cash or Shares (based on the Market Value (as defined in the Merger Agreement) on the Closing Date) equal to the amount determined pursuant to the Merger Agreement; provided that no Top Up by any particular Shareholder shall be required if, at the time the Indemnification Shares (and cash, as the case may be) are delivered to pay any claim for Damages, either (I) the sum of the aggregate value (based on the Market Value as of the Closing Date) of the remaining Indemnification Shares plus any cash held in escrow pursuant to this Agreement plus the amount of any Damages previously paid is in excess of the applicable maximum aggregate liability limit set forth in Section 4.7(b) of the Merger Agreement or (II) the sum of the aggregate Market Value (as defined in the Merger Agreement) (based on the Market Value as of the Closing Date (as defined in the Merger Agreement) of the remaining Indemnification Shares in such Shareholder's Escrow Account (as defined below) plus any cash held in such Shareholder's Escrow Account pursuant to this Agreement plus the amount of any Damages (as defined in the Merger Agreement) previously paid by such Shareholder is in excess of the amount obtained by multiplying the then applicable maximum aggregate liability limit set forth in Section 4.7(b) of the Merger Agreement by such Shareholder's Ownership Percentage (as defined in the Merger Agreement) and (ii) that such deposited Top Up cash or Shares, if any, shall become part of this indemnification escrow. In no event shall any Shareholder be permitted as required to deposit in escrow, in the aggregate, more than 50% of such Shareholder's Share Consideration. In the event the amount required to be deposited into escrow exceeds this amount, such Shareholder shall make the required deposit to escrow in cash or in shares of Common Stock of Realty REIT other than Share Consideration (as defined in the Merger Agreement);

         WHEREAS, in the Merger Agreement the Shareholders have appointed Mr. William E. Clark as the Representative (as defined in the Merger Agreement), and have authorized him in such capacity to enter into this Agreement on behalf of the Shareholders and to represent and act on behalf of the Shareholders in connection with this Agreement; and

         WHEREAS, the Escrow Agent is willing to establish and administer this escrow on the terms set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

         1. ESTABLISHMENT OF ESCROW ACCOUNT. On the Closing Date, each Shareholder shall deposit Indemnification Shares as required by Section 4.6(a) of the Merger Agreement into a separate escrow account (each, an "Escrow Account" and collectively, the "Escrow Accounts") with the Escrow Agent and the Escrow Agent will acknowledge receipt of the same. If, as and when required under Section 4.6(b) of the Merger Agreement, each Shareholder shall deposit into such Shareholder's Escrow Account Top Up cash or Shares (which Shares shall become additional Indemnification Shares upon such deposit) and the Escrow Agent will acknowledge receipt of the same. In the event that the Shareholders shall be entitled to a return of Indemnification Shares pursuant to Section 4.1(c)(ii)(G) of the Merger Agreement, the Escrow Agent will, upon notice from Realty REIT and the Representative, promptly distribute such shares to the Shareholders from their respective Escrow Accounts. Each Shareholder and Realty REIT hereby shall grant the Escrow Agent all rights and powers necessary to distribute the Indemnification Shares and cash to Realty REIT or that Shareholder, as the case may be. The Escrow Agent shall, subject to the provisions of this Agreement and the Merger Agreement, hold the Indemnification Shares and/or cash as agent for the respective Shareholders who deposited such Indemnification Shares and/or cash. All Indemnification Shares and cash, if any, in the Escrow Account shall be available for distribution by the Escrow Agent, subject to the provisions of this Agreement, to reimburse Realty REIT in respect of any losses which are indemnifiable pursuant to the Merger Agreement. Notwithstanding the escrow of the Indemnification Shares, dividends and other distributions declared and paid on such shares held in escrow shall continue to be paid by Realty REIT to the respective Shareholders and all voting rights with respect to such shares shall inure to the benefit of and be enjoyed by the respective Shareholders and such Shareholders shall be the legal and beneficial owners of such shares for all purposes subject to the terms of this Agreement and the Merger Agreement; provided that the parties agree (i) that Realty REIT shall deposit with the Escrow Agent any securities issued to the Shareholders in respect of any Indemnification Shares held in escrow as a result of a stock split or combination of shares of Realty REIT common stock, payment of a stock dividend or other stock distribution in or on Realty REIT common stock, or change of shares of Realty REIT common stock into any other securities pursuant to or as part of a Business Combination (as defined in the Merger Agreement) or otherwise, and (ii) that such securities shall be held by the Escrow Agent as, and shall be included within the definition of, Indemnification Shares, as the case may be; provided, however, notwithstanding the foregoing proviso, to the extent that any such distribution of securities is properly taxable as a dividend for federal income tax purposes, Realty REIT shall distribute such securities to the respective Shareholders.

         2. ESCROW DISBURSEMENTS IN RESPECT OF VALID INDEMNIFICATION CLAIMS. Upon receipt of (i) a written notice signed jointly by the Representative and a duly authorized officer of Realty REIT or (ii) as the case may be, a written order from the American Arbitration Association, which confirms that an indemnifiable claim has been determined to be valid pursuant to Section 4.7(c) of the Merger Agreement and specifying the amount of Damages to be paid to Realty REIT, the Escrow Agent shall, subject to the terms of this Agreement, distribute to Realty REIT from each Shareholder's Escrow Account a number of Indemnification Shares (based on the Market value as of the Closing Date) and/or cash equal in value to such Shareholders's share of the total amount Damages specified in such notice. In the event that the value of the Indemnification Shares (based on the Market Value as of the Closing Date) and cash, if any, remaining in such Shareholder's Escrow Account is less than such Shareholders's share of the total amount Damages specified in such notice, the Escrow Agent shall, subject to the terms of this Agreement, distribute to Realty REIT the remainder of the Indemnification Shares and cash held in such Shareholder's Escrow Account. Prior to such distribution, the Escrow Agent shall notify the Shareholders of such distribution and the amount thereof using the form attached as Schedule B hereto.

              Anything herein to the contrary notwithstanding, to the extent that Indemnification Shares and/or cash is distributed to Realty REIT to pay Damages (as defined in the Merger Agreement), then, in the absence of instructions pursuant to the proviso to this sentence (of which the Escrow Agent and the Representative shall have no duty or obligation to inquire about) given through written notice to the Escrow Agent by any Shareholder with respect to the cash and Indemnification Shares in its Escrow Account, the Escrow Agent will satisfy the portion of such Damages payable by such Shareholder (i) first, by distributing to Realty REIT the Indemnification Shares deposited by such Shareholder in its Escrow Account on the Closing Date, (ii) second, by distributing any cash in such Shareholder's Escrow Account and (iii) third, by distributing any Top Up shares in such Shareholder's Escrow Account (and the Escrow Agent shall, to the extent practicable, distribute Top Up shares pursuant to this clause (iii) in the same order in which they were deposited, with the Top Up shares with the earliest deposit date being distributed first); provided that any Shareholder, by written notice to the Escrow Agent, may direct that Top Up shares and cash referred to in clauses (ii) and (iii) above be distributed from its Escrow Account in any other order. This provision shall be controlling at all times unless such instructions have been received prior to such distributions. The parties hereto acknowledge and agree that the Representative shall have no liability or obligation whatsoever with respect to the order in which Shares and/or cash are distributed from their respective Escrow Accounts. Anything herein to the contrary notwithstanding, and without limitation to the provisions of the third preceding sentence, all Share Consideration (as defined in the Merger Agreement) deposited by any Shareholder in its Escrow Account on the Closing Date (as defined in the Merger Agreement) shall be withdrawn to pay Damages before any other cash or shares in its Escrow Account are withdrawn to pay Damages, and no Shareholder shall be entitled to substitute cash or other shares for the Share Consideration originally deposited in its Escrow Account on the Closing Date.

         3. FINAL DISTRIBUTION. At the termination of the Escrow Period, Indemnification Shares and cash not released to reimburse Realty REIT for any Damages which constitute an indemnifiable claim, or which are not subject to a pending bona fide determination as to the validity of an indemnification claim, shall be returned by the Escrow Agent to the respective Shareholders who contributed such Indemnification Shares or cash upon joint notification by the Representative and Realty REIT.

         4. RIGHTS AND LIABILITIES OF ESCROW AGENT. The acceptance by the Escrow Agent of its duties under this Agreement is subject to the following terms and conditions.

         (a) The Escrow Agent shall in no event be liable for any failure of the conditions of this escrow or any damage caused by the exercise of its discretion or the performance of its other duties under this Agreement, except to the extent that such failure or damage arises from its own gross negligence or willful misconduct.

         (b) The Escrow Agent shall be protected in acting upon any written notice, instruction, waiver, consent, receipt or other paper or document which the Escrow Agent in good faith believes to be genuine and what it purports to be.

         (c) The Escrow Agent is neither party to nor is bound by or charged with notice of the terms, provisions, legality, validity or sufficiency of the documents delivered to it other than this Agreement, and it shall not be liable or responsible for its failure to ascertain the terms or conditions, or to comply with any of the provisions of any such document.

         (d) If any dispute arises between the parties or with any third person with respect to this escrow or its terms or conditions, the Escrow Agent shall not be required to determine the same or take any action in connection therewith but it may await the settlement of the same in accordance with the provisions of this Agreement, unless it receives instructions to the contrary signed by both Realty REIT and the Representative.

         (e) In consideration of Chemical Trust Company of California acting as Escrow Agent, Realty REIT agrees to indemnify Chemical Trust Company of California and hold it harmless from and against any and all losses, claims, costs, liabilities, obligations, damages and expenses (including, without limitation, reasonable attorneys' fees) reasonably incurred by Chemical Trust Company of California resulting from any commenced or threatened litigation or administrative proceeding which arises out of or is in any way based on any action taken or not taken by the Escrow Agent pursuant to this Agreement; PROVIDED, HOWEVER, that Realty REIT shall not be obligated to so indemnify the Escrow Agent for its own gross negligence or willful misconduct.

         (f) In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

         (g) The Escrow Agent may resign at any time by giving 30 days written notice thereof to Realty REIT and the Representative at the addresses referred to in Section 6 below. Upon notice of resignation of the Escrow Agent, the parties agree to find a replacement escrow agent within 30 days. The Escrow Agent agrees to deliver the Indemnification Shares and any cash in the Escrow Accounts to such replacement escrow agent upon written notification by both the parties and the replacement escrow agent. In the event a successor is not found within 30 days, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for instructions as to the disposition of the Indemnification Shares and any cash in the Escrow Accounts and it shall thereby be released from any and all responsibility and/or liability to the parties.

         (h) The parties understand and agree that the Escrow Agent cannot give legal advice as to any conditions or requirements in this escrow. Each party will seek legal counsel for any legal opinion or advice that each party needs.

         (i) The Escrow Agent may seek the advice of counsel as to any decision required to be taken hereunder and shall be held harmless for any such actions taken in accordance with the advice of such counsel.

         (h) All fees and related expenses of the Escrow Agent for its service hereunder (including fees of its legal counsel) shall be paid by Realty REIT. Such fees and expenses shall be determined in accordance with the fee schedule attached hereto as SCHEDULE A or as otherwise provided to Realty REIT.

         5. FRACTIONAL SHARES. No fractional shares shall be delivered to satisfy any Damages claims. Instead in the event that the Indemnification Shares to be so delivered from any Shareholder's escrow account would include a fractional share, the parties hereto agree that the Representative and Realty REIT may round such fraction to a whole share in such manner as they may agree in their sole and absolute discretion.

         6. NOTICES. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any person when delivered personally (by courier service or otherwise), when delivered by facsimile and confirmed by return facsimile or seven days after being mailed by first-class mail, postage prepaid and return receipt requested, in each case to the applicable address set forth below (or to such address as any such person may specify by written notice to the other persons whose addresses are set forth below).

If to Realty REIT
                        Realty Income Corporation
                             220 West Crest Street
                             Escondido, California  92025-1725
                             Telecopy: 619-741-6794
                             Attn: Richard J. VanDerhoff

with a copy to:         Latham & Watkins
                             650 Town Center Drive, 20th Floor
                             Costa Mesa, California  92626-1925
                             Telecopy: 714-755-8290
                             Attn: William J. Cernius

If to the
Shareholder
Representative          c/o Realty Income Corporation
or to the                    220 West Crest Street
Shareholders:                Escondido, California  92025-1725
                             Telecopy: 619-741-6794
                             Attn:  William E. Clark

with a copy to:         Brown & Wood
                             555 California Street
                             San Francisco, California  94104
                             Telecopy: (415) 397-4621
                             Attention: Eric S. Haueter

and to:                 Brown & Wood
                             One World Trade Center
                             New York, New York   10048-0557
                             Telecopy: (212)839-5599
                             Attention: Peter Simor

If to the
Escrow Agent:           Chemical Trust Company of California
                             50 California Street, 10th Floor
                             San Francisco, California  94111
                             Telecopy: (415) 989-5241
                             Attn: Corporate Trust Department

         7. NO ASSIGNMENT OR BENEFIT TO THIRD PARTIES. This Agreement may not be assigned by operation of law or otherwise, except by Realty REIT to one or more entities controlled by Realty REIT (with Realty REIT remaining responsible for its obligations under this Agreement). Notwithstanding the foregoing, none of the rights or duties of any of the parties under this Agreement shall be affected by a merger or consolidation by the Escrow Agent with any other entity. Nothing expressed or implied in this Agreement is intended, nor shall be construed, to confer (a) any rights, remedies, obligations or liabilities, legal or equitable, other than as provided in this Agreement or (b) otherwise constitute any person (other than the Representative) a third party beneficiary under or by reason of this Agreement (it being acknowledged that the Representative is a third party beneficiary of this Agreement and is entitled to enforce the relevant provisions of this Agreement).

         8. HEADINGS. The headings of the Sections of this Agreement are for convenience only and do not constitute a part of this Agreement.

         9. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the others.

         10. APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with, and governed by the laws of the State of California, without application of any choice of law provisions that would apply any law other than the laws of California.

         11. CONFLICTS. In the event of any conflicts with respect to the duties and obligations of the Escrow Agent between this Agreement and the Merger Agreement, the provisions of this Agreement shall be deem to control.

         12. SEVERAL LIABILITY. Anything in this Agreement to the contrary notwithstanding, the representations, warranties, covenants and agreements of the Shareholders set forth herein are several and not joint.

         13. POWERS OF THE REPRESENTATIVE. Each of the Shareholders agrees that the Representative (1) has full power and authority to take such action on behalf of the Shareholders with respect to any cash and Indemnification Shares held by the Escrow Agent and with respect to any and all claims for Damages (including, without limitation, any decisions to accept or to challenge any claims for Damages) as the Representative in its sole discretion may determine (except to the extent that this Agreement or the Merger Agreement expressly provides for any action with respect to such cash or Indemnification Shares to be taken by the Shareholders themselves) and (2) shall represent the Shareholders for all purposes of this Agreement and the Merger Agreement, including the receipt of notices and the exercise of any rights with respect to Realty REIT's obligations under this Agreement and the Merger Agreement and the modification or amendment of the terms of such agreements and the waiver of any provisions herein or therein, and resolution of disputes or uncertainties arising hereunder and thereunder (except to the extent that any such agreement expressly provides for any action to be taken or other matter to be dealt with by the Shareholders themselves). The Shareholders also agree that the Shareholders shall be bound by all decisions of the Representative pursuant to the authority granted hereunder, and that, except as set forth in Section 4.8(a) of the Merger Agreement, such authority may not be revoked during the term of this Agreement.

         14. AMENDMENT. This Agreement may be amended by written agreement signed by Realty REIT, R.I.C. Advisor (provided that the signature of R.I.C. Advisor shall only be required for amendments prior to the Effective Time) and the Representative (each Shareholder hereby severally confirming that it has appointed the Representative as its attorney-in-fact to sign any such amendment on behalf of such Shareholder). The parties furthermore agree that the Merger Agreement will not be amended or otherwise modified to increase the duties or liabilities of the Escrow Agent without obtaining the prior written consent of the Escrow Agent in each instance.

         15. WAIVER. Any party to this Agreement may extend the time for the performance of any of the obligations or other acts of any other party hereto, or waive compliance with any of the agreements of any other party or with any condition to the obligations hereunder, in each case only to the extent that such obligations, agreements and conditions are intended for its benefit, each Shareholder hereby severally agreeing that any such extension or waiver by such Shareholder may be given by the Representative and each Shareholder hereby severally confirming that it has appointed the Representative as its attorney-in-fact to give any such extension or waiver on behalf of such Shareholder.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.


Attest:                           REALTY INCOME CORPORATION

By:                               By:
   ---------------------------       ---------------------------------------
Name:  Richard J. VanDerhoff      Name:  William E. Clark
Title: Secretary                  Title: Chief Executive Officer


Attest:                           R.I.C. ADVISOR,INC.

By:                               By:
   ---------------------------       ---------------------------------------
Name:  Evelyn J. Clark            Name:  Richard J. VanDerhoff
Title: Secretary                  Title: President


                                  CHEMICAL TRUST COMPANY OF CALIFORNIA,
Attest                            as Escrow Agent


By:                               By:
   ---------------------------       ---------------------------------------
Name:                             Name:
     -------------------------         -------------------------------------
Title:                            Title:
      ------------------------          ------------------------------------

                                       THE SHAREHOLDERS

                                  ------------------------------------------
                                    Robert E. Caffey

                                  ------------------------------------------
                                    Donald K. Cooke

                                  ------------------------------------------
                                    Thomas A. Lewis

                                  ------------------------------------------
                                    Gary M. Malino

                                  ------------------------------------------
                                    Lawrence E. Stephenson

                                  ------------------------------------------
                                    Richard J. VanDerhoff

                                  ------------------------------------------
                                    John H. Wolfe




                                  WILLIAM E. CLARK AND EVELYN J. CLARK
                                  TRUST DATED June 19, 1981


                                  By:
                                     --------------------------------------
                                     William E. Clark, Trustee

                                  By:
                                     --------------------------------------
                                     Evelyn J. Clark, Trustee

                                      SCHEDULE A
                              Realty Income Corporation
                                  Escrow Agent Fees



ACCEPTANCE FEE                                                           $500
Includes examination of the Escrow Agreement and establishment of the security safekeeping records.

ADMINISTRATION FEE, per year or portion thereof:                       $1,000
Includes performance of duties outlined in the escrow agreement. Payable on receipt of the shares and each year thereafter.

OUT OF POCKET EXPENSES
Out-of-pocket expenses will be charged at the actual cost thereof, including counsel fees and expenses. Should a dispute between the parties involve the Escrow Agent in legal proceedings, we would charge a fee based on the then prevailing hourly rate. If the Escrow Agent is required to assume duties or responsibilities not included in this schedule, additional reasonable fees will be assessed based upon the nature of the service and the responsibility involved.

- -    Our proposed fees are contingent upon review and acceptance of the appropriate documentation and internal credit approval, if applicable, of Chemical Bank.

- -    All fees for services not contemplated on this schedule will be provided upon request.

- -    Should the transaction fail to close after documents have been reviewed, a fee not to exceed the acceptance fee, will be charged, plus any out of pocket expenses incurred.

           THIS FEE SCHEDULE IS CONFIDENTIAL AND MAY NOT BE REVEALED TO ANY
                 PARTY OUTSIDE THE WORKING GROUP IN THIS TRANSACTION

                                      SCHEDULE B
        Notification Letter to the Shareholders of Escrow Account Disbursement
                         [CHEMICAL TRUST COMPANY LETTERHEAD]





[Shareholder name]
[Shareholder address]


Dear Mr./ Ms. [Shareholder]:

          This letter is to inform you that [   ] number of shares and $[   ] of
cash shall be removed from your escrow account and distributed to Realty Income Corporation pursuant to the terms of the Agreement and Plan of Merger executed on April 28, 1995 and the Indemnification Escrow Agreement executed on April 28, 1995. Such removal of funds will take place on [date of distribution].




                              Very truly yours,


                              Chemical Trust Company of California